Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Mike Duncan - Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

COBURG, Oregon, February 3, 2004 — Monaco Coach Corporation (NYSE: MNC) today reported revenue for its fourth quarter and fiscal year ended January 3, 2004. Fourth quarter earnings per share were 37 cents, on record quarterly revenue of $322.9 million. Net income for the fourth quarter was $11.0 million. Operating income for the fourth quarter was $17.4 million. Fourth quarter motorhome sales totaled 1,894 units and fourth quarter towable recreational vehicles totaled 687 units for a total of 2,581.

For the fiscal year ended January 3, 2004, earnings per share were 75 cents on revenue of $1.17 billion. Net income for the fiscal year ended January 3, 2004 was $22.2 million. Operating income for the fiscal year ended January 3, 2004 was $38.2 million. Unit sales of Monaco Coach Corporation products for the fiscal year ended January 3, 2004 totaled 9,644 units. Fiscal year motorhome sales totaled 7,051 units and towable recreational vehicles totaled 2,593 units.

According to Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson, “While 2003 was not without its challenges, we’re encouraged by the recovery that our industry and company achieved in the second half of the year. We expect this positive momentum to fuel further growth in 2004.”

Toolson continued, “We experienced record wholesale orders at our industry association’s annual trade show in Louisville, Kentucky, held in early December. Dealers responded favorably to many new innovative floorplan designs offered in our core diesel products. Additionally, our efforts to improve the value of our gasoline-powered motorhomes and towable products were rewarded by tremendous dealer response.”

Monaco Coach Corporation President John Nepute added, “Reasonable dealer inventory levels and continued retail sales strength have allowed for further reduction in our finished goods inventory and also contributed to record order backlogs. In the fourth quarter, we increased production as forecasted to meet this growing demand. These positive wholesale and retail indicators have given us confidence to continue increasing production rates into the first quarter of 2004.”

Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley stated, “Current demand validates our increased production rates, which we expect to result in first quarter revenues of approximately $340-$350 million. This sales level should allow for first quarter gross margins between 13.25% and 13.4%, with sales, general, and administrative expenses expected in the 7.5% range.”

Daley continued, “For 2004 fiscal year, we believe sales could reach $1.35 billion to $1.4 billion. We expect our fiscal-year gross margins to average 13.3% to 13.5%. Fiscal-year sales, general, and administrative expenses are expected to average between 7.5% and 7.3%, resulting in 2004 earnings per share in the $1.55 to $1.70 range.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the positive sales momentum for the Company and the recreational vehicle industry, retail dealer response to the Company’s model offerings and improved value of its products, the Company’s ability to increase production rates, and the Company’s revenue, gross margin and sales, general, and administrative expenses guidance for the first quarter and full year of 2004 are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2002, and the 2002 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	December 28, 2002	January 3, 2004
ASSETS
Current assets:
Cash	$	$13,398
Trade receivables, net	116,647	89,170
Inventories	175,609	127,746
Resort lot inventory	26,883	13,978
Prepaid expenses	3,612	3,029
Deferred income taxes	33,379	33,836
Total current assets	356,130	281,157

Property, plant and equipment, net	135,350	141,662
Debt issuance costs, net	683	596
Goodwill, net of accumulated amortization of $5,320 and $5,320, respectively	55,254	55,254

Total assets	$547,417	$478,669

LIABILITIES
Current liabilities:
Book overdraft	$3,518	$
Line of credit	51,413
Current portion of long-term note payable	21,667	15,000
Accounts payable	78,055	64,792
Product liability reserve	21,322	20,723
Product warranty reserve	31,745	29,643
Income taxes payable	4,536	3,395
Accrued expenses and other liabilities	29,633	26,373
Total current liabilities	241,889	159,926

Long-term note payable	30,333	15,000
Deferred income taxes	14,568	17,495
	286,790	192,421

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; 50,000,000 shares authorized, 28,632,774 and 28,871,144 issued and outstanding respectively	289	292
Additional paid-in capital	51,501	54,919
Retained earnings	208,837	231,037
Total stockholders’ equity	260,627	286,248
Total liabilities and stockholders’ equity	$547,417	$478,669

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 28, 2002	January 3, 2004	December 28, 2002	January 3, 2004

Net sales	$300,667	$322,863	$1,222,689	$1,168,311
Cost of sales	259,329	280,843	1,059,560	1,028,377
Gross profit	41,338	42,020	163,129	139,934

Selling, general and administrative expenses	20,748	24,640	87,202	101,700
Amortization of goodwill
Operating income	20,590	17,380	75,927	38,234

Other income, net	58	93	105	260
Interest expense	(752)	(410)	(2,752)	(2,968)
Income before income taxes	19,896	17,063	73,280	35,526

Provision for income taxes	7,812	6,033	28,765	13,326

Net income	$12,084	$11,030	$44,515	$22,200

Earnings per common share:
Basic	$.42	$.38	$1.55	$.76
Diluted	$.41	$.37	$1.51	$.75

Weighted average common shares outstanding:
Basic	28,869,584	29,185,368	28,812,473	29,062,649
Diluted	29,480,563	29,831,507	29,573,420	29,567,012

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Year Ended
	December 28, 2002	January 3, 2004

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$44,515	$22,200
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of assets	178	43
Depreciation and amortization	8,585	9,768
Deferred income taxes	(1,574)	3,852
Changes in working capital accounts:
Trade receivables, net	(33,932)	27,854
Inventories	(48,534)	47,863
Resort lot inventory	(98)	5,869
Prepaid expenses	(1,650)	573
Accounts payable	10,301	(13,263)
Product liability reserve	1,237	(599)
Product warranty reserve	3,835	(2,102)
Income taxes payable	9,597	(1,141)
Accrued expenses and other liabilities	8,888	(3,007)
Net cash provided by operating activities	1,348	97,910
Cash flows from investing activities:
Additions to property, plant and equipment	(18,735)	(19,510)
Proceeds from sale of assets	387	2,197
Proceeds from the sale of Naples property		6,650
Payment for business acquisition	(21,085)
Issuance of notes receivable	(385)
Collections from notes receivable	500
Net cash used in investing activities	(39,318)	(10,663)
Cash flows from financing activities:
Book overdraft	(2,371)	(3,518)
(Payments) borrowings on lines of credit, net	25,414	(51,413)
Borrowings on long-term note payable	22,000
Payment on long-term note payable	(10,000)	(22,000)
Debt issuance costs	(55)	(339)
Issuance of common stock	2,982	3,421
Net cash provided by (used in) financing activities	37,970	(73,849)
Net change in cash	0	13,398
Cash at beginning of period	0	0
Cash at end of period	$0	$13,398